Exhibit 10.1

AGREEMENT TO TERMINATE MANAGEMENT SERVICES AGREEMENT

            THIS AGREEMENT TO TERMINATE MANAGEMENT SERVICES AGREEMENT (this “Agreement”), is made and effective as of the 30th day of September, 2016 (the “Termination Effective Date”), by and among: (i) ALGAR, INC., a Kentucky corporation (the "Manager"), (ii) SEAN GARBER, (“Garber,” collectively with the Manager, the “Manager Parties”), and (iii) INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (“ISA” or the "Company").

RECITALS

A.      The Company and the Manager entered into a Management Services Agreement, dated December 2, 2013, but effective December 1, 2013 (the “Management Agreement”) for the Company to retain the Manager to provide certain management and advisory services to the Company.

B.      The Management Agreement provides for a final termination date of December 31, 2016.

C.      The Company has focused on working to increase efficiencies and productivity in its core business while a special committee of the Company’s Board of Directors assists the Board in evaluating strategic alternatives.  In connection with the ongoing evaluation of strategic alternatives, the Company and the Manager desire to terminate the Management Agreement as of the Termination Effective Date.

D.      Section 2(b)(iii) of the Management Agreement provides that the Manager’s Services may be terminated without Cause or by the Manager without Good Reason upon the giving of 90 days’ advance written notice.

E.      The parties desire to terminate the Management Agreement, the Term, and the Manager’s Services as of the Termination Effective Date without 90 days’ advance written notice.

F.      The parties desire to terminate the Management Agreement in accordance with the terms, conditions, provisions and limitations set forth in this Agreement.

G.      Garber as CEO and a shareholder of the Manager will receive benefits from the termination of the Management Agreement.

H.      Capitalized terms used in this Agreement have the meanings set forth for them in the Management Agreement unless expressly defined herein

AGREEMENT

In consideration of the premises, the immediate termination of the Management Agreement, the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.              Termination of Agreement.  The parties hereby terminate the Management Agreement, the Term, and the Manager’s Services as of the Termination Effective Date.

2.                  Compensation for Services. In full and complete satisfaction of all amounts owed to the Manager under the Management Agreement, the Company will pay the Manager:

a.           an amount equal to $20,880.30 on the Termination Effective Date;

b.         an aggregate amount equal to $50,000, payable in three equal monthly installments on the last day of October, November and December 2016; and

c.       an amount equal to ten percent (10%) of the decrease in reported “Loss before income taxes” for the nine months ended September 30, 2016 as reported on the Condensed Consolidated Statements of Operations in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016, as filed with the U.S. Securities and Exchange Commission (the “SEC”), over the Company’s reported “Loss before income taxes” for the nine months ended September 30, 2015 as reported on the Condensed Consolidated Statements of Operations in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016, as filed with the SEC (the "Accrued Bonus Payment"). The Accrued Bonus Payment will be payable as follows:  subject to the availability of cash under applicable law and loan covenants, the Company shall pay the Accrued Bonus Payment to the Manager, if applicable, upon the first to occur of March 31, 2017, or the date of closing of a Change of Control Transaction (as a termination of this bonus program).  The parties acknowledge that, for purposes of the calculation of the Accrued Bonus Payment, any one-time, extraordinary or non-recurring income or expense items shall be removed from the calculation.

3.             Nonsolicitation. Each of the Manager Parties agrees that at all times during the one-year period following the Termination Effective Date (the “Restricted Period”), the Manager Parties will not, directly or indirectly, whether for their own account or that of any other person or entity, attempt to or actually do any of the following:

         a.      solicit, divert, or accept any portion of the business of any customer or supplier of the Company mutually designated by the Company and the Manager Parties (the “Designated Entities”) with respect to any product or service that is the same as, similar to, a substitute for, or competitive with any product or service offered by the Company;

          b.      induce any Designated Entity to cease doing business with the Company or to reduce the volume of business they do with the Company;

           c.       provide any advice to or otherwise induce a Designated Entity to cease doing business with the Company or to reduce the volume of business it does with the Company;

        d.     in any other way interfere with the Company’s business or the relationship between the Company and a Designated Entity;

2

         e.                 in any manner recruit, solicit, induce, entice, or persuade any employee of the Company to terminate or change the employee’s employment or other relationship with the Company or discuss the prospect of an employee of the Company leaving or changing employment with the Company; or

          f.                  hire any employee of the Company mutually designated by the Company and the Manager Parties (the “Designated Employees”).

4.                  Equitable Remedies. Each of the Manager Parties hereby acknowledges that the restrictions contained in this Section 3, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate business interests of the Company and its affiliates. The Company and the Manager Parties acknowledge and agree that any breach or threatened breach of the provisions of this Section 3 would cause irreparable injury and that a remedy at law would be inadequate. Therefore, in the event of a breach or a threatened breach by the Manager Parties of any provision of this Section 3, the Company is entitled to an injunction or other equitable relief in any court of competent jurisdiction restraining the Manager Parties from the commission of such breach without any bond or other security being required and without the necessity of showing actual damages, and to recover its attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained herein should be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. The covenants and disclosures in this Agreement must be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by the Manager Parties against the Company, whether predicated on this Agreement or otherwise does not constitute a defense to the enforcement by the Company of such covenants and agreements.

5.                  Termination of Stock Option Agreement.  The Company and the Manager hereby terminate the Stock Option Agreement dated as of December 1, 2013 (the “Option Agreement”), between the Company and the Manager, with all exercisable stock options thereunder terminated as of the Termination Effective Date, such options having no value as the exercise price is $5.00 per share and Section 3(a)(iv) of the Option Agreement requiring that the options expire upon the expiration of the Term of the Management Agreement.

6.                  Ancillary Documents.  Each of the Manager Parties hereby covenants and agrees to execute and deliver to the Company on the Termination Effective Date (i) resignations from all offices and director positions held with the Company and its subsidiaries and (ii) a Revocation of Irrevocable Proxies dated of even date herewith, for the revocation of each Irrevocable Proxy referenced in the Management Agreement.

3

      7.                  Securities Law Compliance.  Each of the Manager Parties acknowledges that with respect to the fiscal year ended December 31, 2016, the Manager Party must file a Form 5 with the U.S. Securities and Exchange Commission within 45 days after the end of the fiscal year, unless the Manager Party has previously reported on Form 4 all reportable transactions that occurred during the fiscal year.  Each Manager Party hereby represents that the Manager Party has timely reported on Form 4 all transactions in the Company’s equity securities required to be filed through the Termination Effective Date.  Each Manager Party also acknowledges and agrees that (i) the Manager Party is aware that the U.S. federal securities laws prohibit trading in the securities of the Company while in possession of material, non-public information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) the Manager Party will not trade in the Company’s securities while in possession of any material, non-public information regarding the Company.

     8.                Transition of Manager’s Services.   Each of the Manager Parties hereby agrees to make itself reasonably available to assist the Company in the orderly transition of the Manager’s Services, including cooperation with the Company if assistance is required to locate, understand, or clarify any services performed by the Manager during the Term.

9.                    Entire Agreement.  Except as set forth herein, the Management Agreement is terminated and neither party under this Agreement will have any further obligation to the other party under the Management Agreement or the Option Agreement, other than under Sections 6, 7 and 11 of the Management Agreement, which sections will survive the Termination Effective Date.

10.        Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12.          Construction.  Unless the context requires otherwise, singular nouns and pronouns used in this Agreement shall be deemed to include the plural, and pronouns of one gender shall be deemed to include the equivalent pronoun of the other gender.

13.              Interpretation.  The parties to this Agreement acknowledge that each of them has participated in the negotiation of this Agreement, and no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated or drafted such provision.

4

14.     Survival.  All covenants, agreements, representations and warranties made herein shall survive this Agreement and continue in full force and effect.

15.        Modification.  No modification of any provision of this Agreement shall be effective unless the same is in writing and signed by all parties, and then such modification shall be effective only in the specific instance or for the purpose for which given.

16.     Severability.  If any term, provision or condition, or any part thereof, of this Agreement shall for any reason be found or held to be invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition or any other term, provision or condition, and this Agreement shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

17.   Merger and Integration.  The recitals to this Agreement are incorporated into and made a substantive part of this Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the matters covered hereby, and no other agreement, statement or promise made by any party hereto, or any employee, officer, attorney, agent or other representative of any party hereto, shall be valid or binding.

18.          Applicable Law.  The performance, construction and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Kentucky.

19.              Binding Effect.  This Agreement shall have no effect unless and until it has been executed by the parties.

[End of Text of Agreement Only/Signature Page Follows]

5

IN WITNESS WHEREOF, the parties have executed this Agreement to Terminate Management Services Agreement as of the Termination Effective Date, but actually on the date set forth below.

INDUSTRIAL SERVICES OF AMERICA, INC.

/s/ Orson Oliver

By       Orson Oliver

Title:    Chairman and Interim Chief Executive Officer

Date: September 30, 2016

ALGAR, INC.

/s/ Sean Garber

By       Sean Garber

Title:    Chief Executive Officer

Date: September 30, 2016

/s/ Sean Garber

By       Sean Garber, individually

Date: September 30, 2016

6